Company Contact:
Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Alan Magerman Chairman & CEO (760)4384004 xenonics@xenonics.com

Xenonics Reports Fiscal 2004 Results
and Restates Fiscal 2003 Loss Per Share

Management Expects Continued Growth in Fiscal 2005

CARLSBAD, CALIFORNIA — December 21, 2004 — XENONICS HOLDINGS, INC. (NASDAQ:XNNC) today reported substantially higher revenue and net income for fiscal 2004 compared to fiscal 2003, in line with the guidance provided on December 7, 2004, as the company’s patented NightHunter high-intensity, portable illumination systems gained traction in the marketplace.

“We expect continued revenue and earnings growth in fiscal 2005 as we pursue opportunities for our NightHunter products in defense, homeland security, law enforcement, fire, emergency, search and rescue, and related commercial and recreational markets. We also are excited about the growth potential of the new products we plan to launch in 2005 that will address new markets for our illumination and night vision technologies,” said Chairman and CEO Alan Magerman. “We are building value for Xenonics’ shareholders with proprietary products targeted at large markets and a commitment to excellence in every aspect of our operations.”

Fiscal 2004 Results and Restated Fiscal 2003 Loss Per Share

For the twelve months ended September 30, 2004, revenue increased to $11,927,000 from $1,580,000 for fiscal 2003, a nine-month “stub” year due to a change in fiscal year end. Net income for fiscal 2004 increased to $1,476,000, or $0.09 per diluted share. This compares to a net loss for fiscal 2003 of ($1,963,000), or ($0.29) per share. The net loss per share for fiscal 2003 has been restated to reflect a change in the number of basic and diluted shares used in the calculation.

Net cash provided by operating activities for fiscal 2004 increased to $1,670,000. This compares to net cash used in operating activities of ($1,174,000) for fiscal 2003. At September 30, 2004, the company had cash of $3,269,000, a current ratio of 2.9, and no debt.

Operations Review

“Xenonics shipped nearly 5,200 NightHunter systems in fiscal 2004, primarily to customers in the military but also to customers in homeland security and public safety agencies, demonstrating that our products add value in a wide variety of applications. During the year we continued to refine our corporate infrastructure and invest in product development and marketing to position the company to take full advantage of our many opportunities for long-term growth,” Magerman said.

(more)

Xenonics Reports Fiscal 2004 Results and Restates Fiscal 2003 Loss Per Share
December 21, 2004
Page Two

Xenonics’ NightHunter illumination systems pack the power of a searchlight into a compact device that can illuminate objects more than a mile away with no “black hole” to obstruct the field of view. “We are proud that our products are saving lives and contributing to the success of dangerous missions in Iraq, Afghanistan and other hot spots by giving our troops the critical advantage of seeing the farthest in the dark in both visible and undetectable infrared light, helping them do their difficult jobs better and more safely,” Magerman said.

About Xenonics

Xenonics develops and produces advanced, lightweight and compact ultra-high intensity lighting products for military, law enforcement, public safety, and commercial and private sector applications. Currently, NightHunters are in use by every branch of the U.S. Armed Forces as well as a wide variety of law enforcement and security agencies. Using its breakthrough patented technology, Xenonics provides innovative solutions for customers that demand the ability to see farther so that they can do their job better and safer. Xenonics’ products deliver a quantum leap in performance over other illumination technologies and represent the next generation in small, high intensity, high efficiency lighting systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. Factors that could cause these forward-looking statements to differ include delays in development, marketing or sales of new products. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable, nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed , or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)

#3754

XENONICS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Twelve	Nine
	Months	Months
	Ended	Ended
	September 30,
	2004	2003
$ in thousands, except share amounts	(audited)
Revenue	$11,927	$1,580
Cost of goods sold	6,916	1,241
Gross profit	5,011	339
Selling, general and administrative	3,113	1,551
Engineering, research and development	248	237
Income (loss) from operations	1,650	(1,449)
Other income (expense), net:
Interest income	15	2
Interest expense	(31)	(515)
Income (loss) before provision for income taxes	1,634	(1,962)
Provision for income taxes	158	1
Net income (loss)	$1,476	$(1,963)
Net income (loss) per share:
Basic (2003 restated)	$0.11	$(.29)
Diluted (2003 restated)	$0.09	$(.29)
Weighted average shares outstanding
Basic (2003 restated)	13,508	6,799
Diluted (2003 restated)	16,932	6,799

XENONICS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET
	September 30,
$ in thousands, except share amounts	2004	2003
	(audited)
Assets
Current assets:
Cash	$3,269	$126
Accounts receivable, net	253	527
Inventories, net	922	184
Other current assets	189	—
Total Current Assets	4,633	837
Equipment, furniture and fixtures, net	35	5
Other non-current assets	24	57
Total Assets	$4,692	$899
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,126	$578
Short-term borrowings	—	400
Accrued payroll and related taxes	93	50
Notes payable, current	—	566
Accrued interest	—	92
Accrued royalty	400	400
Total Current Liabilities	1,619	2,086
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.001 par value, 5,000,000
shares authorized, no shares issued and outstanding	—	—
Common shares, $0.001 par value, 20,000,000
shares authorized, 14,166,878 shares and
13,955,378 shares issued and outstanding	14	13
Additional paid-in capital	10,540	7,757
Accumulated deficit	(7,481)	(8,957)
Total Shareholders' Equity	3,073	(1,187)
Total Liabilities and Shareholders' Equity	$4,692	$899